Exhibit 99.1

Acacia Research Reports Third Quarter 2021 Financial Results

Company Recognizes Substantial Realized and Unrealized Gain from Oxford Nanopore IPO

New York, NY, November 15, 2021 - Acacia Research Corporation (Nasdaq: ACTG) today reported results for the three- and nine-month periods ended September 30, 2021.

Clifford Press, Chief Executive Officer, stated, “This was a milestone quarter highlighted by the IPO of Oxford Nanopore Technologies Limited. Oxford Nanopore represented a nearly $120 million realized and unrealized gain in the quarter, between the sale of a small portion of our stake and the increased value in our remaining position. As a result, our pro forma book value at September 30, 2021 increased to $6.31 per share. In addition, subsequent to the end of the quarter, we completed our first operating company acquisition, as we welcome Printronix to the Acacia family.”

“Acacia’s recently completed and proposed M&A activity represents our mature business model coming into focus,” continued Mr. Press. “Over the past year, we have expanded our team, bolstered our capital base and positioned Acacia as a corporate acquirer, with the flexibility, capability and expertise to pursue multiple public and private opportunities, including complex transactions, avoiding large, competitive auctions, while evaluating a diverse set of situations. Our highly collaborative partnership with Starboard Value LP and our strong capital base, comprised of cash, public and private investments, IP assets and the addition of the profitable Printronix business, facilitates a healthy pipeline of potential attractive operating company investments.”

During the third quarter, Acacia recognized $101 million in realized and unrealized gains in the value of the life sciences portfolio acquired in June 2020. To date, based on the current value of the remaining positions, Acacia has recovered $256 million of the aggregate portfolio purchase price of $282 million. As of September 30, 2021, Acacia holds the following positions in its life sciences portfolio:

Public Securities

Based on Market Value (at September 30, 2021)

Company	Ticker	Number of Shares	Value
Oxford Nanopore Technologies [1]	LSE: ONT	35.1 mm	$267.8 mm
Arix Bioscience plc	LSE: ARIX	25.8 mm	$52.8 mm
Immunocore [2]	IMCR	0.68 mm	$25.2 mm
Induction Healthcare Group plc	AIM: INHC	4.2 mm	$2.9 mm

Total Public Holdings [3]			$348.7 mm

Private Securities Carried at Cost (at September 30, 2021)

Company	Ownership Percentage		Value
Viamet Pharmaceuticals	26%
AMO Pharma	24%		$25.7 mm
NovaBiotics	4%

Total Private Holdings			$25.7 mm

[1] Sold 3.9 mm shares in Q3, balance carried at discount due to lockup.
[2] Sold 0.75 mm shares in Q3.
[3] Remaining value following $44 mm of sale proceeds.
Amounts may not add up due to rounding.

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Third Quarter 2021 Financial Summary:

•	Cash, cash equivalents and equity investments at fair value totaled $605.1 million at September 30, 2021, compared to $274.6 million at December 31, 2020.

•	Equity securities without readily determinable fair value totaled $5.8 million at September 30, 2021; compared to $143.3 million at December 31, 2020, which such reduction reflects the initial public offerings of two previously private portfolio companies in 2021.

•	Investment securities representing equity method investments totaled $31.8 million (before $11.9 million in noncontrolling interests), compared to $30.7 million (before $11.0 million in noncontrolling interests) at December 31, 2020.

•	Debt, which represents the Senior Secured Notes issued to Starboard Value LP, was $182.9 million at September 30, 2021.

•	Book value totaled $235.9 million, or $4.82 per share, as of September 30, 2021, compared to $292.5 million, or $5.94 per share, at December 31, 2020. Acacia’s current book value reflects the impact of the increase in the Company’s share price on its warrant and embedded derivative liabilities. Assuming full exercise of all issued derivatives, Acacia’s pro forma book value would rise to $1.0 billion, or $6.31 per share, up from $882.5 million, or $5.39 per share, as of December 31, 2020.[1]

•	Gross revenues were $1.6 million, compared to $19.5 million in the third quarter of last year.

•	General and administrative expenses were $10.3 million, compared to $7.7 million in the third quarter of last year due to increased business development and personnel expenses as we build out our capacity to identify, evaluate and execute acquisitions.

•	Operating loss was $12.7 million, compared to a loss of $2.8 million in the third quarter of last year.

•	GAAP net income to common stockholders was $80.2 million, or $0.86 per diluted share, compared to net income of $29.2 million, or $0.32 per diluted share, in the third quarter of last year.

Pro Forma Book Value and Changes to Derivative Valuations

As of September 30, 2021, book value was $235.9 million and there were 48.9 million weighted-average shares of common stock outstanding in the third quarter of 2021, for a book value per share of $4.82, up from $3.02 at June 30, 2021 and down from $5.94 at December 31, 2020. The decline since December 31, 2020 is due to the impact of the increase in non-cash liabilities associated with the warrants and preferred stock held by Starboard Value LP. This was driven by the increase in Acacia’s share price from $3.94 at December 31, 2020 to $6.79 at September 30, 2021. Total liabilities for these warrants and preferred stock stood at $289.6 million at September 30, 2021. All of these derivative liabilities would be eliminated upon exercise or expiration of all such warrants and preferred stock.

Book value at September 30, 2021 reflects the impact of the following:

•	$180 million of face value of Notes issued to Starboard Value LP, $115 million of which may be used to exercise Series B warrants at $3.65 per share;

•	$35 million in face value of Series A preferred stock issued to Starboard Value LP; and

•	$289.6 million of warrants and embedded derivative liabilities associated with all preferred stock and warrants held by Starboard Value LP, to be eliminated upon exercise or expiration of all such warrants and preferred stock.

Assuming Starboard Value LP converted all preferred stock and exercised all warrants:

•	$115 million of liabilities attributable to the Notes would be eliminated, and 31.5 million shares of common stock would be issued;

•	$35 million in face value of preferred stock would be eliminated, and 9.6 million shares of common stock would be issued;

•	$289.6 million embedded derivative liabilities attributed to the warrants would be eliminated; and

•	$378 million of cash would be added upon exercise of the remaining Series B warrants and Series A warrants, and 73.5 million shares of common stock would be issued

The expected impact of this would be an incremental $796.1 million in book value, and an incremental 114.6 million shares outstanding. Assuming such conversion and exercise, pro forma book value would be $1,032 million, and diluted shares outstanding would be 163.5 million, for book value per share of $6.31, up from $5.77 at June 30, 2021 and from $5.39 at December 31, 2020.

[1] Under generally accepted accounting principles, or GAAP, book value reflects the impact of the liabilities associated with potential issuance of shares related to the Company’s warrants and convertible preferred stock. As the value of those liabilities varies with fluctuations in our share price, we believe a presentation of book value assuming full exercise of all warrants and preferred presents a useful measure of book value for investors. This non-GAAP measure does have its limitations as an analytical tool and should not be considered in isolation or as a substitute for an analysis of our results under GAAP.

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Investor Conference Call:

The Company will host a conference call today, November 15, 2021 at 4:30 p.m. ET/ 1:30 p.m. PT.

To access the live call, please dial 888-506-0062 (U.S. and Canada) or 973-528-0011 (international). The conference call will also be simultaneously webcasted on the investor relations section of the Company’s website at http://acaciaresearch.com under Events & Presentations. Following the conclusion of the live call, a replay of the webcast will be available on the Company's website for at least 30 days.

About Acacia Research Corporation

Acacia Research (NASDAQ: ACTG) seeks to acquire undervalued businesses and pursues opportunities for value creation. We leverage our (i) access to flexible capital that can be deployed unconditionally, (ii) expertise in corporate governance and operational restructuring, (iii) willingness to invest in out of favor industries and businesses that suffer from a complexity discount and untangle complex, multi-factor situations, and (iv) expertise and relationships in certain sectors, to complete strategic acquisitions of businesses, divisions, and/or assets with a focus on mature technology, healthcare, industrial and certain financial segments. We seek to identify opportunities where we believe we are advantaged buyers, where we can avoid structured sale processes and create the opportunity to purchase businesses, divisions and/or assets of companies at an attractive price due to our unique capabilities, relationships, or expertise, or where we believe the target would be worth more to us than to other buyers. Information about Acacia Research Corporation and its subsidiaries is available at www.acaciaresearch.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This news release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including the ability to successfully implement our strategic plan, the ability to successfully identify and complete strategic acquisitions of businesses, divisions, and/or assets, the ability to successfully develop licensing programs and attract new business, changes in demand for current and future intellectual property rights, legislative, regulatory and competitive developments addressing licensing and enforcement of patents and/or intellectual property in general, general economic conditions, including the impact of the COVID-19 pandemic and the success of our investments. Our Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and any amendments to the foregoing, and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

The results achieved in the most recent quarter are not necessarily indicative of the results to be achieved by us in any subsequent quarters, as it is currently anticipated that Acacia Research Corporation’s financial results will vary, and may vary significantly, from quarter to quarter. This variance is expected to result from a number of factors, including risk factors affecting our results of operations and financial condition referenced above, and the particular structure of our licensing transactions, which may impact the amount of inventor royalties and contingent legal fees expenses we incur from period to period.

Investor Contact:

Rob Fink

FNK IR

646-809-4048

rob@fnkir.com

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ACACIA RESEARCH CORPORATION

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	September 30,	December 31,
	2021	2020

ASSETS
Current assets:
Cash and cash equivalents	$217,957	$165,546
Restricted cash	761	–
Equity securities at fair value	387,120	109,103
Equity securities without readily determinable fair value	5,816	143,257
Investment securities - equity method investments	31,840	30,673
Investment at fair value	–	2,752
Accounts receivable	412	506
Other receivable	21,539	–
Prepaid expenses and other current assets	3,986	5,832
Total current assets	669,431	457,669

Long-term restricted cash	35,424	35,000
Patents, net of accumulated amortization	39,826	16,912
Leased right-of-use assets	671	951
Other non-current assets	4,482	4,988
Total assets	$749,834	$515,520

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK, AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,196	$1,019
Accrued expenses and other current liabilities	5,586	3,707
Accrued compensation	4,019	2,265
Royalties and contingent legal fees payable	1,793	2,162
Accrued patent investment costs	8,000	–
Senior Secured Notes Payable	182,855	115,663
Total current liabilities	204,449	124,816

Series A warrant liabilities	18,527	6,640
Series A embedded derivative liabilities	41,411	26,728
Series B warrant liabilities	229,637	52,341
Long-term lease liabilities	671	951
Other long-term liabilities	5,591	591
Total liabilities	500,286	212,067

Commitments and contingencies	–	–

Series A redeemable convertible preferred stock, par value $0.001 per share; stated value $100 per share; 350,000 shares authorized, issued and outstanding as of September 30, 2021 and December 31, 2020; aggregate liquidation preference of $35,000 as of September 30, 2021 and December 31, 2020	13,686	10,924

Stockholders' equity:
Common stock, par value $0.001 per share; 300,000,000 shares authorized; 49,591,852 and 49,279,453 shares issued and outstanding as of September 30, 2021 and December 31, 2020, respectively	50	49
Treasury stock, at cost, 4,604,365 shares as of September 30, 2021 and December 31, 2020	(43,270)	(43,270)
Additional paid-in capital	649,349	651,416
Accumulated deficit	(382,215)	(326,708)
Total Acacia Research Corporation stockholders' equity	223,914	281,487

Noncontrolling interests	11,948	11,042

Total stockholders' equity	235,862	292,529

Total liabilities, redeemable convertible preferred stock, and stockholders' equity	$749,834	$515,520

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ACACIA RESEARCH CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Revenues	$1,582	$19,466	$24,785	$25,399

Patent portfolio operations:
Inventor royalties	280	5,772	823	6,843
Contingent legal fees	285	6,609	5,735	6,855
Litigation and licensing expenses - patents	782	1,001	4,881	3,497
Amortization of patents	2,612	1,174	7,086	3,522
Other patent portfolio income	–	–	–	(308)
Patent portfolio expenses	3,959	14,556	18,525	20,409
Net patent portfolio (loss) income	(2,377)	4,910	6,260	4,990
General and administrative expenses	10,345	7,692	23,014	18,089
Operating loss	(12,722)	(2,782)	(16,754)	(13,099)

Other income (expense):
Change in fair value of investment, net	–	(3,081)	(2,752)	3,704
Gain (loss) on sale of investment	–	–	3,591	(2,762)
Change in fair value of the Series A and B warrants and embedded derivatives	619	20,672	(203,866)	(46,612)
Gain on sale of prepaid investment and derivative	–	2,845	–	2,845
Change in fair value of equity securities	66,502	20,488	115,509	99,449
Gain (loss) on sale of equity securities	37,688	2,737	53,124	(4,272)
Earnings on equity investment in joint venture	–	–	2,737	–
Loss on foreign currency exchange	(17)	(48)	(193)	(4,938)
Interest expense on Senior Secured Notes	(2,531)	(2,410)	(5,601)	(3,178)
Interest income and other	76	10	135	811
Total other income (expense)	102,337	41,213	(37,316)	45,047

Income (loss) before income taxes	89,615	38,431	(54,070)	31,948

Income tax (expense) benefit	(11)	(83)	(531)	1,257

Net income (loss) including noncontrolling interests in subsidiaries	89,604	38,348	(54,601)	33,205

Net income attributable to noncontrolling interests in subsidiaries	–	–	(906)	–

Net income (loss) attributable to Acacia Research Corporation	$89,604	$38,348	$(55,507)	$33,205

Net income (loss) attributable to common stockholders - Basic	$72,984	$30,529	$(59,054)	$24,838
Basic net income (loss) per common share	$1.49	$0.63	$(1.21)	$0.51
Weighted average number of shares outstanding - Basic	48,949,504	48,467,885	48,759,873	48,949,706

Net income (loss) attributable to common stockholders - Diluted	$80,171	$29,204	$(59,054)	$21,380
Diluted net income (loss) per common share	$0.86	$0.32	$(1.21)	$0.36
Weighted average number of shares outstanding - Diluted	93,081,502	90,624,702	48,759,873	60,153,773

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